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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 8, 2000, except for Note 20, as to which the date is March 14, 2000, relating to the financial statements, which appears in the 1999 Annual Report to Shareholders of SPS Technologies, Inc., which is incorporated by reference in SPS Technologies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated February 8, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Philadelphia, Pennsylvania 19103
May 24, 2000